Exhibit 5


                     MCGUIRE, WOODS, BATTLE & BOOTHE, L.L.P.
                                One James Center
                            Richmond, Virginia 23219



                                 April 29, 1996



Circuit City Stores, Inc.
9950 Mayland Drive
Richmond, Virginia 23233-1464

                    Circuit City Stores, Inc. (the "Company")

Ladies and Gentlemen:

                  You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan, as amended and restated February 10, 1995, as amended April 9, 1996 (the "Plan"). The Registration Statement covers (i) 1,000,000 shares of Common Stock, par value $.50, of the Company (the "Common Stock") which have been reserved for issuance under the Plan and (ii) 1,000,000 Rights to Purchase Preferred Stock, Series E, $20.00 par value, of the Company (the "Rights"), attached in equal number to the shares of Common Stock which may be issued under the Plan.

                  We are of the opinion that the 1,000,000 shares of Common Stock which are authorized for issuance under the Plan, when issued and sold in accordance with the terms and provisions of the Plan, will be duly authorized, legally issued, fully paid and nonassessable.

                  We are also of the opinion that the 1,000,000 Rights, when issued in accordance with the terms and provisions of the Amended and Restated Rights Agreement dated March 5, 1996 between the Company and Norwest Bank Minnesota, N.A., as Rights Agent will be duly authorized, legally issued, fully paid and nonassessable. Our opinion with respect to the Rights is subject to all the assumptions and qualifications with respect to such matters set forth in our opinion, dated June 16, 1988, to the Board of Directors of the Company, in connection with the original issuance of the Rights, which opinion is filed as part of our opinion at Exhibit 5 to the Company's Registration Statement No. 33-53185 on Form S-8 relating to the Plan, which registration statement became effective April 20, 1994. We


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Circuit City Stores, Inc.
April 29, 1996
Page 2


hereby reaffirm our opinion of June 16, 1988 (the "Original Opinion"). In our Original Opinion regarding the Rights, we discussed whether certain provisions of Section 13.1-638 of the Virginia Code might prohibit the restrictions on transfer imposed under the agreement governing the Rights. The Virginia Code was amended in 1990 to provide that, notwithstanding such provisions of Section 13.1-638, the terms of rights issued by a corporation may include restrictions on transfer by designated persons or classes of persons. Since we rendered our Original Opinion, amendments to other statutes referred to in that opinion have been adopted and additional relevant cases have been decided, none of which alter our opinion expressed in the Original Opinion.

                  We consent to the use of this opinion as Exhibit 5 to the Registration Statement.


                                Very truly yours,


                             MCGUIRE, WOODS, BATTLE
                                & BOOTHE, L.L.P.